                                                                     Exhibit (d)




                            STOCK PURCHASE AGREEMENT

      This STOCK PURCHASE AGREEMENT (this "Agreement") is dated as of August 12, 2002 between TSAC Corp., a Delaware corporation (the "Buyer"), on the one hand and Jewelcor Management, Inc., a Nevada corporation ("Jewelcor"), Seymour Holtzman, an individual ("Holtzman") and Steven Holtzman ("Family Member" and together with Holtzman and Jewelcor, the "Sellers"), on the other hand.

                                    RECITALS

      A. The Buyer is an indirect wholly-owned subsidiary of Tiffany & Co., a Delaware corporation ("Tiffany"). Through its wholly-owned subsidiary Tiffany & Co. International, a Delaware corporation ("International"), Tiffany owns 7,410,000 shares of common stock, par value $0.01 per share (the "Common Stock"), of Little Switzerland, Inc., a Delaware corporation (the "Company").

      B. The Sellers own beneficially and of record, 1,969,692 shares of Common Stock, consisting of 1,688,692 shares of Common Stock owned by Jewelcor, currently exercisable options to purchase 100,000 shares of Common Stock owned by Jewelcor, currently exercisable options to purchase 133,000 shares of Common Stock owned by Holtzman and 48,000 shares of Common Stock owned by Family Member. The shares of Common Stock owned by the Sellers at the Closing Date (as defined below), including any shares of Common Stock acquired by the exercise of the Options between the date hereof and the Closing Date, are referred to as the "Shares". The options to purchase shares of Common Stock owned by the Sellers are referred to as the "Options".

      C. The Buyer is willing to acquire the Shares from the Sellers and to offer to purchase the remaining shares of Common Stock held by the public stockholders of the Company, all upon the terms and subject to the conditions set forth in this Agreement.

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained in this Agreement and for other valuable consideration, the Buyer and the Sellers agree as follows:

                                   ARTICLE ONE
                            TERMS OF THE TRANSACTION

      SECTION 1.1 SALE AND PURCHASE. Subject to the conditions set forth in Article Five, the Sellers, on the Closing Date, shall sell the Shares to the Buyer by delivering certificates for the Shares to the Buyer in proper form for transfer by delivery or with duly executed stock powers attached thereto.

      SECTION 1.2 PURCHASE PRICE. As consideration for the Shares, the Buyer shall pay to the Sellers a purchase price of $2.40 per Share (the "Purchase Price"); provided, however, that if the Tender Offer Price (as defined below) is greater than $2.40 per share, the Purchase

Price shall be increased so as to be equal to the Tender Offer Price. The Buyer shall pay the Sellers the Purchase Price by wire transfer of immediately available funds on the Closing Date to the account(s) designated by Sellers and communicated to the Buyer in writing prior to the Closing Date.

      SECTION 1.3 SURRENDER OF OPTIONS. The Sellers, on the Closing Date, shall surrender to the Company for immediate cancellation, for no additional consideration, any Options that have not been exercised at or prior thereto.

      SECTION 1.4 THE TENDER OFFER. (a) Provided that this Agreement shall not have been terminated in accordance with Section 6.1 and subject to the terms hereof, as promptly as practicable, but in no event later than five business days after the public announcement of the execution hereof by the parties (which announcement shall occur within five days after the date hereof), the Buyer shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), a tender offer (the "Tender Offer") to acquire all of the outstanding shares of Common Stock at a price of $2.40 per share, net to the seller in cash, less any required withholding taxes. Such price per share, or any greater amount per share paid pursuant to the tender offer, is referred to as the "Tender Offer Price"). The Buyer's obligation to accept for payment and to pay for any shares of Common Stock in the Tender Offer shall be subject only to (i) the condition that there shall have been validly tendered a number of shares of Common Stock, which together with any shares of Common Stock owned directly or indirectly by Tiffany, including shares to be acquired under this Agreement, constitute at least 90% of the outstanding shares of Common Stock on a fully-diluted basis (including for the purposes of such calculation all shares of Common Stock issuable upon exercise of all vested options or other exercisable Convertible Securities (as defined below), not including the Options to be surrendered under this Agreement) (the "Minimum Condition"), (ii) the condition that there shall have been validly tendered at least a majority of the Common Stock on a fully-diluted basis, excluding shares owned by the Buyer, its Affiliates or the Sellers (the "Majority of the Minority Condition") and (iii) the other conditions set forth in Annex A. The Buyer expressly reserves the right to increase the Tender Offer Price or to make any other changes in the terms and conditions of the Tender Offer, but may not decrease the Tender Offer Price, add any condition not set forth in Annex A except as may be necessary or appropriate to comply with legal or regulatory requirements, or increase the Minimum Condition or the Majority of the Minority Condition or otherwise expand, or make more difficult the satisfaction of, any condition set forth in Annex A. The conditions set forth in Annex A are for the sole benefit of Tiffany and the Buyer and, except as set forth in the Offer Documents, may be waived by Tiffany and the Buyer, in whole or in part at any time and from time to time, in their sole discretion. The failure by Tiffany and the Buyer at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

            (b) As soon as practicable on the date the Tender Offer is commenced, the Buyer will file with the Securities and Exchange Commission a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, and including all exhibits thereto, the "Schedule TO") with respect to the Tender Offer. The Buyer will cause the Schedule TO, the Offer to Purchase and all amendments or supplements thereto (which together constitute the "Offer Documents") to comply in all material respects with the Exchange Act and the rules and regulations thereunder.

            (c) In the event that this Agreement has been terminated pursuant to
Section 6.1, the Buyer promptly will terminate the Tender Offer without accepting any shares of Common Stock for payment.

      SECTION 1.5 THE CLOSING. The closing of the purchase and sale of the Shares (the "Closing") shall be held at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York or at such other place as the parties may agree upon, at 10:00 A.M., local time, on the same date as the closing of the first purchase of shares of Common Stock pursuant to the Tender Offer (the "Closing Date"). To the extent, if any, required by Rule 14e-5 under the Exchange Act or other applicable law, the Shares shall be accepted and purchased as part of the Tender Offer.

                                   ARTICLE TWO
                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

      Each of the Sellers, jointly and severally, represents and warrants to the Buyer, as of the date hereof and as of the Closing Date, as follows:

      SECTION 2.1 POWER AND CAPACITY. (a) Jewelcor is duly organized and validly existing under the laws of the State of Nevada and has full power and legal right to, and Holtzman and Family Member each have the legal capacity to, execute and deliver this Agreement, to perform its or his respective obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Sellers, constitutes the legal, valid and binding agreement of the Sellers and is enforceable against the Sellers in accordance with its terms.

            (b) The execution and delivery by Jewelcor of this Agreement do not, and the consummation of the transactions contemplated hereby will not, (i) violate any provision of the articles of incorporation or by-laws of Jewelcor,
(ii) conflict with or result in a breach of, create an event of default (or an event that, with the giving of notice or lapse of time or both, would constitute an event of default) under, or give any third party the right to accelerate any obligation under, any agreement, mortgage, license, lease, indenture, instrument, order, arbitration award, judgment or decree to which Jewelcor is a party or by which Jewelcor or any asset or property of Jewelcor is bound or affected.

      SECTION 2.2 THE SHARES AND THE OPTIONS. As of the date hereof, Jewelcor is the beneficial and record owner of 1,688,692 shares of Common Stock and holds currently exercisable options to acquire an additional 100,000 shares of Common Stock. As of the date hereof, Holtzman holds currently exercisable options to acquire 133,000 shares of Common Stock. As of the date hereof, Family Member is the beneficial and record owner of 48,000 shares of Common Stock. None of the Sellers owns any other shares of Common Stock or Convertible Securities. The Shares owned by the Sellers as of the date hereof are held, and the Shares held by the Sellers as of the Closing Date will be held, by the Sellers as record owners thereof, free and clear of all liens, charges, encumbrances, equities and claims whatsoever and are not and will not be subject to any restriction with respect to their transferability. No third party has a basis for any claim against (or with respect to) the Shares. Upon the payment by the Buyer of the Purchase Price as provided for herein and the delivery of the certificates for the Shares by the Sellers, the Buyer will possess good and marketable title to all of the Shares, free and clear of all liens, charges, encumbrances, equities and claims whatsoever.

      SECTION 2.3 FINDERS OR BROKERS. In connection with the consummation of the transactions contemplated hereby, the Sellers have not employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or commission in connection with this Agreement and the transactions contemplated hereby.

                                  ARTICLE THREE
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

      The Buyer represents and warrants to the Sellers, as of the date hereof and as of the Closing Date, that:

      SECTION 3.1 POWER AND CAPACITY. (a) The Buyer is duly organized and validly existing under the laws of the State of Delaware and has full power and legal right to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Buyer, constitutes the legal, valid and binding agreement of the Buyer and is enforceable against the Buyer in accordance with its terms.

            (b) The execution and delivery by the Buyer of this Agreement do not, and the consummation of the transactions contemplated hereby will not, (i) violate any provision of the articles of incorporation or by-laws of the Buyer,
(ii) conflict with or result in a breach of, create an event of default (or an event that, with the giving of notice or lapse of time or both, would constitute an event of default) under, or give any third party the right to accelerate any obligation under, any agreement, mortgage, license, lease, indenture, instrument, order, arbitration award, judgment or decree to which the Buyer is a party or by which the Buyer or any asset or property of the Buyer is bound or affected.

                                  ARTICLE FOUR
                     COVENANTS OF THE SELLERS AND THE BUYER

      SECTION 4.1 RESIGNATION. As of the Closing Date, Holtzman shall resign as a director, officer and employee of the Company and its Affiliates.

      SECTION 4.2 PUBLICITY; CONFIDENTIALITY. Except as required by law, the Sellers may not, prior to the Closing Date, directly or indirectly issue any press release or otherwise make any public statement or disclosure with respect to the existence or terms of this Agreement, the transactions contemplated hereby or the Tender Offer without first consulting with the Buyer and obtaining the written consent thereof.

      SECTION 4.3 EXCLUSIVITY. Except as is required, such requirement to be evidenced by a written opinion of counsel, for Holtzman to meet his fiduciary obligations as a member of the board of directors of the Company, from the date hereof until the Closing Date, the Sellers may not, directly or indirectly, solicit, negotiate or encourage or provide any information for the purpose of soliciting or negotiating any proposal (whether or not such proposal shall constitute a binding offer to purchase) for the acquisition of all or any portion of the Common Stock other than this Agreement and the Tender Offer or any challenge to the legality, fairness or attractiveness of the Tender Offer.

      SECTION 4.4 FURTHER ASSURANCES. The Buyer and the Sellers, at their sole cost and expense and without expense to the other parties, will do such further acts and execute and deliver such further documents regarding their obligations hereunder as may be reasonably required solely for the purpose of (i) accomplishing the purposes of this Agreement or (ii) assuring and confirming unto the other party, the validity of any documents of conveyance to be delivered at Closing.

                                  ARTICLE FIVE
               CONDITIONS TO THE BUYER'S AND SELLERS' OBLIGATIONS

      The obligations of the Buyer and the Sellers hereunder shall be subject to the satisfaction, as of the Closing Date, of certain conditions as specifically set forth below (any of which may be waived only by the party entitled to the benefit of such condition in its sole discretion):

      SECTION 5.1 TENDER OFFER. The obligations of the Buyer under this Agreement shall be subject to the satisfaction or waiver, as of the Closing Date, of the conditions set forth in Annex A.

      SECTION 5.2 DELIVERY OF THE SHARES. The Sellers shall have delivered to the Buyer certificates for all of the Shares in proper form for transfer by delivery or with duly executed stock powers attached thereto. The Buyer is not obligated to close or purchase any Shares if less than all of the Shares are tendered at the Closing in accordance with the terms hereof. The Buyer shall have paid to the Sellers the Purchase Price as set forth in Section 1.2 hereof.

      SECTION 5.3 SURRENDER OF THE OPTIONS. The Sellers shall have surrendered to the Company for immediate cancellation any Options that have not been validly exercised between the date hereof and the Closing Date.

      SECTION 5.4 LEGAL PROCEEDINGS. No action, suit, proceeding or investigation shall be pending or threatened before or by any court or governmental body or agency (i) challenging the transactions contemplated by this Agreement or otherwise seeking damages or (ii) seeking to restrain or prevent the carrying out of the transactions contemplated by this Agreement or to prohibit or limit the ability of the Buyer to exercise full rights of ownership of the Shares or the ability of the Company to operate or control the assets, property and business of the Company after the Closing Date.

      SECTION 5.5 FIRPTA CERTIFICATE. The Sellers shall have furnished the Buyer with a certificate of non-foreign status executed by each of the Sellers and satisfying the requirements of Section 1.1445-2(b)(2)(i) of the United States Treasury Regulations promulgated under the Code.


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
      SECTION 5.6 REPRESENTATION AND WARRANTIES. The representations and warranties of the Sellers set forth in Article Two shall be true and complete in all material respects as of the date hereof and the Closing Date. The representations and warranties of the Buyer set forth in Article Three shall be true and complete in all material respects as of the date hereof and the Closing Date.

                                   ARTICLE SIX
                                  MISCELLANEOUS

      SECTION 6.1 TERMINATION. (a)This Agreement and the transactions contemplated hereby may be terminated at any time on or prior to the Closing as follows:

                  (i) by the written consent of the Buyer and the Sellers;

                  (ii) by the Buyer if (x) there is or occurs an inaccuracy in any of the representations and warranties or the breach of any covenant of the Sellers set forth in this Agreement, which inaccuracy or breach is not capable of being cured before the Closing Date; (y) the conditions to the Buyer's obligations under this Agreement set forth in Article Five have not been satisfied or waived by the Buyer as of the Closing Date; or (z) there has occurred any material adverse change in the Company's financial condition, results of operations, business or prospects; or

                  (iii) by the Sellers if (x) there is or occurs an inaccuracy in any of the representations and warranties or the breach of any covenant of the Buyer set forth in this Agreement, which inaccuracy or breach is not capable of being cured before the Closing Date; (y) the conditions to the Sellers' obligations under this Agreement set forth in Article Five have not been satisfied or waived by the Sellers as of the Closing Date; or (z) the Buyer shall not have commenced the Tender Offer as provided in Section 1.4, shall have terminated the Tender Offer, or shall not have effected the first purchase of shares of Common Stock pursuant to the Tender Offer within 60 days after the commencement thereof.

            (b) Except for obligations set forth in Sections 4.2, 6.3 and 6.4, in the event that this Agreement is terminated pursuant to the provisions of
Section 6.1(a)(i), the Sellers shall have no obligation to the Buyer and the Buyer shall have no obligation to the Sellers under this Agreement. In the event that the Buyer terminates this Agreement pursuant to Section 6.1(a)(ii) or the Sellers terminate this Agreement pursuant to Section 6.1(a)(iii), the right of the Buyer or the Sellers, as the case may be, to pursue any and all rights it may have at law or equity or hereunder shall survive unimpaired.

      SECTION 6.2 NOTICE. All notices, requests and other communications under this Agreement will be in writing and will be deemed to have been duly given if delivered personally, or sent by either certified or registered mail, return receipt requested, postage prepaid, by overnight courier guaranteeing next day delivery or by telecopier (with telephonic or machine confirmation by the sender), addressed as follows:

            (a) If to the Sellers:


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
                  Jewelcor Management, Inc.
                  100 N. Wilkes-Barre Blvd.
                  Wiles-Barre, PA  18702
                  Attention:  Seymour Holtzman
                  Tel:     570-822-6277
                  Fax:     570-820-7014

                  With a copy to:

                  Peter G. Smith, Esq.
                  Kramer Levin Naftalis & Frankel LLP
                  919 Third Avenue
                  New York, NY  10022
                  Tel:     (212) 715-9401
                  Fax:     (212) 715-8000
                  email:   psmith@kramerlevin.com

            or at such other address or telecopy number as the Sellers may have advised the Buyer in writing; and

            (b) If to the Buyer:

                  Tiffany & Co.
                  600 Madison Avenue, Eighth Floor
                  New York, NY  10022
                  Attention:  Patrick B. Dorsey, Esq.
                  Tel:     (212) 230-5320
                  Fax:     (212) 230-5324
                  email:   pdorsey@tiffany.com

                  With a copy to:

                  Steven R. Finley, Esq.
                  Gibson, Dunn & Crutcher LLP
                  200 Park Avenue
                  New York, NY  10166
                  Tel:     (212) 351-4000
                  Fax:     (212) 351-4035
                  email:   sfinley@gibsondunn.com

            or at such other address or telecopy number as the Buyer may have advised the Sellers in writing. All such notices, requests and other communications shall be deemed to have been received on the date of delivery thereof (if delivered by hand), on the third day after the mailing thereof (if mailed), on the next day after the sending thereof (if by overnight courier) and when receipt is confirmed as provided above (if telecopied).


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
      SECTION 6.3 FEES AND EXPENSES. The Sellers will pay the fees and expenses of counsel, accountants, financial advisors or other experts retained by the Sellers and all expenses incurred by the Sellers incident to the negotiation, preparation, execution, consummation, and performance of this Agreement and the transactions contemplated hereby. The Buyer will pay the fees and expenses of counsel, accountants, financial advisors or other experts retained by the Buyer and all expenses incurred by the Buyer incident to the negotiation, preparation, execution, consummation, and performance of this Agreement and the transactions contemplated hereby.

      SECTION 6.4 GOVERNING LAW. This Agreement and all disputes arising hereunder or controversies related hereto shall be governed by and construed and enforced in accordance with the internal, substantive laws of the State of New York, without giving effect to the conflict of laws rules thereof that would apply the law of any other jurisdiction. Legal proceedings commenced by the Sellers or the Buyer arising out of any of the transactions or obligations contemplated by this Agreement shall be brought exclusively in the federal courts, or in the absence of federal jurisdiction in state courts, in either case in New York, New York. The Buyer and the Sellers irrevocably and unconditionally submit to the jurisdiction of such courts and agree to take any and all future action necessary to submit to the jurisdiction of such courts. The Buyer and the Sellers irrevocably waive any objection that they now have or hereafter may have to the laying of venue of any suit, action or proceeding brought in any such court and further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Final judgment against the Sellers or the Buyer in any such suit shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any indebtedness or liability of the Sellers or the Buyer therein described.

      SECTION 6.5 ENTIRE AGREEMENT; AMENDMENTS; WAIVERS. This Agreement represents the entire agreement between the parties as to the subject matter hereof and supersedes and cancels any prior oral or written agreement, letter of intent or understanding related to the subject matter hereof. No provision of this Agreement may be terminated, amended, supplemented, waived or modified other than by an instrument in writing signed by the party against whom the enforcement of the termination, amendment, supplement, waiver or modification is sought.

      SECTION 6.6 BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. The Buyer and the Sellers may not assign or transfer any right hereunder without the prior written consent of the other parties, and any assignment without such consent shall be void and without effect; provided, however, that the Buyer may assign its rights and obligations hereunder to any wholly-owned Affiliate of the Buyer.

      SECTION 6.7 SPECIFIC PERFORMANCE. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this

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Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

      SECTION 6.8 NO THIRD PARTY BENEFICIARIES. Nothing contained herein, express or implied, is intended to confer upon any person or entity other than the parties hereto and their successors in interest and permitted assignees any rights or remedies under or by reason of this Agreement.

      SECTION 6.9 COUNTERPARTS; HEADINGS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties. The headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only, are not to be considered a part of this Agreement, and shall in no way modify or restrict any of the terms or provisions of this Agreement.

      SECTION 6.10 CERTAIN DEFINITIONS.

            (a) "Affiliate" shall have the meaning ascribed to such term under Rule 144 of the Securities Act of 1933, as amended.

            (b) "Convertible Securities" shall mean any securities of the Company convertible into, exercisable for or exchangeable for, or any rights, warrants or options to acquire, any shares of Common Stock.


         [The remainder of this page has intentionally been left blank.]

      IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

                                       TSAC CORP., a Delaware corporation


                                       By: /s/  Michael J. Kowalski
                                           ------------------------
                                       Name: Michael J. Kowalski
                                       Title: Vice President


                                       JEWELCOR MANAGEMENT, INC., a Nevada
                                       corporation


                                       By: /s/ Seymour Holtzman
                                           ---------------------
                                       Name: Seymour Holtzman
                                       Title:


                                           /s/ Seymour Holtzman
                                       -------------------------
                                       SEYMOUR HOLTZMAN


                                           /s/ Steven Holtzman
                                       -------------------------
                                       STEVEN HOLTZMAN

                                                                         Annex A

                         Conditions to the Tender Offer

      The Buyer shall not be required to accept for payment or to pay for, and may delay the acceptance for payment of or the payment for, any tendered shares of Common Stock, and may amend the terms of the Tender Offer or terminate the Tender Offer and not accept for payment any tendered shares of Common Stock, if:

            (a) there shall not have been validly tendered a number of shares of Common Stock, which together with any shares of Common Stock owned directly or indirectly by Tiffany, including shares of Common Stock to be acquired as of the Closing Date under the Agreement, constitute at least 90% of the outstanding shares of Common Stock on a fully-diluted basis (including for the purposes of such calculation all shares of Common Stock issuable upon exercise of all vested options or other exercisable Convertible Securities, not including any Options to be surrendered under the Stock Purchase Agreement) (the "Minimum Condition");

            (b) there shall not have been validly tendered at least a majority of the Common Stock on a fully-diluted basis, excluding shares owned by the Buyer, its Affiliates or the Sellers (the "Majority of the Minority Condition");

            (c) any applicable waiting period under the Hart Scott Rodino Antitrust Improvements Act (the "HSR Act") or any applicable waiting periods under any other Applicable Law (as defined below) shall not have expired or been terminated, or any necessary approval, permit, authorization or consent of any Governmental Authority (as defined below) shall not have been obtained;

            (d) any consents from third parties shall not have been obtained, the failure of which to be obtained would reasonably be expected to have a material adverse effect on the financial condition, results of operations, business or prospects (a "Material Adverse Effect") of the Company;

            (e) there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, enforced, promulgated, amended, issued or deemed applicable to the Tender Offer, by any Governmental Authority (other than the application of the waiting period provisions of the HSR Act), that would reasonably be expected to, directly or indirectly:

                  (i) make illegal or otherwise prohibit consummation of the Tender Offer;

                  (ii) prohibit or materially limit the ownership or operation by Tiffany or the Buyer of all or any material portion of the business or assets of the Company or compel Tiffany or the Buyer to dispose of or hold separately all or any material portion of the business or assets of either Tiffany or the Buyer or of the Company, or seek to impose any material limitation on the ability of Tiffany or the Buyer to conduct its business or own such assets, in any such case under this clause (ii), which would reasonably be expected to have a Material Adverse Effect on Tiffany, the Buyer or the Company, as the case may be;

                  (iii) impose material limitations on the ability of Tiffany or the Buyer to effectively acquire, hold or exercise full rights of ownership of the Common Stock, including, without limitation, the right to vote any Common Stock acquired by Tiffany or the Buyer pursuant to the Agreement or the Tender Offer on all matters properly presented to the Company's shareholders;

                  (iv) require divestiture by Tiffany or the Buyer of any Common Stock; or

                  (v) result in a Material Adverse Effect on the Company;

            (f) there shall be instituted or pending any action or proceeding by any Governmental Authority that would reasonably be expected to result in, any of the consequences referred to in clauses (i) through (v) of paragraph (e) above or by any third party for which there is a substantial likelihood of resulting in any of the consequences referred to in clauses (i) through (v) of paragraph (e) above;

            (g) there shall have occurred an event, change, occurrence, or development of a state of facts or circumstances having, or which would reasonably be expected to have, a Material Adverse Effect on the Company;

            (h) it shall have been publicly disclosed or the Buyer shall have otherwise learned that a tender or exchange offer for 10% or more of the outstanding Common Stock shall have been commenced or publicly proposed to be made by another Person (as defined below), including the Company or its Affiliates;

            (i) (i) the Board of Directors of the Company or any committee thereof shall have disapproved or recommended against the Tender Offer or approved or recommended any acquisition or proposal for the acquisition of Common Stock other than the Tender Offer; (ii) any Person or group shall have entered into a definitive agreement or an agreement in principle with the Company with respect to a proposal for the acquisition of Common Stock other than the Tender Offer, or (iii) the Board of Directors of the Company or any committee thereof shall have resolved to do any of the foregoing; or

            (j) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, Inc. or The Nasdaq National Market for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) the commencement of a war (declared or undeclared) or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any Governmental Authority that would reasonably be expected to have a Material Adverse Effect on either Tiffany or the Buyer and on the extension of credit by banks or other financial institutions, (v) from the date the Tender Offer is initiated through the date of termination or expiration of the Tender Offer, a decline of at least 15% in the Dow Jones Industrial Average or the Standard & Poor's


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
500 Index for any one week period, or (vi) in the case of any of the foregoing, existing at the date the Tender Offer is initiated, a material acceleration or worsening thereof.

      The foregoing conditions are for the sole benefit of Tiffany and the Buyer and, except as set forth in the Offer Documents, may be waived by Tiffany or the Buyer, in whole or in part, at any time and from time to time, in the sole and absolute discretion of Tiffany or the Buyer. The failure by Tiffany or the Buyer at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

      As used herein, the term "Applicable Law" means any domestic or foreign law, rule or regulation, order, writ, judgment, injunction, decree, determination or award.

      As used herein, the term "Governmental Authority" means any nation or government or multinational body, any state, agency, commission or other political subdivision thereof or any entity (including a court) exercising executive, legislative, judicial or administration functions of or pertaining to government.

      As used herein, the term "Person" means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or other entity.


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